Exhibit 107

Calculation of Filing Fee Tables

S-3

CEA Industries Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock (Secondary Issuance)	457(c)	105,940,673	(1)(2)	$12.68	(3)	$1,343,327,733.64	(3)	0.00015310	$205,663.48
Fees to be Paid	Equity	Common Stock (Primary Issuance)	Other(4)	7,750,510		$0.00001	(4)	$77.51		0.00015310	$0.01
Fees to be Paid	Equity	Common Stock (Primary Issuance)	Other(5)	5,940,598		$0.00001	(5)	$59.41		0.00015310	$0.01
Fees to be Paid	Equity	Common Stock (Primary Issuance)	Other(6)	990,099		$10.23	(6)	$10,128,712.77		0.00015310	$1,550.71
Fees to be Paid	Equity	Common Stock (Primary Issuance)	Other(7)	49,504,988		$15.15	(7)	$750,000,568.20		0.00015310	$114,825.09

Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:					$2,103,457,151.52			$322,039.29
			Total Fees Previously Paid:								$0.00
			Total Fee Offsets:								$0.00
			Net Fee Due:								$322,039.29

Offering Note

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock, par value $0.00001 (“Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.
(2)	The 105,940,673 shares of Common Stock consist of (i) 41,754,478 shares of the Common Stock issued to the investors of the PIPE Offering, (ii) 7,750,510 shares of Common Stock issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock with an exercise price per share equal to $0.00001, (iii) 5,940,598 shares of Common Stock issuable upon exercise of strategic advisor warrants to purchase shares of Common Stock with an exercise price per share equal to $0.00001, (iv) 990,099 shares of Common Stock issuable upon exercise of asset manager warrants to purchase shares of Common Stock with an exercise price per share equal to $10.23, and (v) 49,504,988 shares of Common Stock issuable upon exercise of the stapled warrants with an exercise price per share equal to $15.15.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock of CEA Industries Inc. as reported on the NASDAQ Capital Market on September 18, 2025.
(4)	Pursuant to 457(g), reflects the Common Stock that may be issued upon exercise of the pre-funded warrants at an exercise price of $0.00001 per share of Common Stock.
(5)	Pursuant to 457(g), reflects the Common Stock that may be issued upon exercise of the strategic advisor warrants at an exercise price of $0.00001 per share of Common Stock.
(6)	Pursuant to 457(g), reflects the Common Stock that may be issued upon exercise of the asset manager warrants at an exercise price of $10.23 per share of Common Stock.
(7)	Pursuant to 457(g), reflects the Common Stock that may be issued upon exercise of the stapled warrants at an exercise price of $15.15 per share of Common Stock.